September 29, 2004

Office of the Chief Accountant

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Liberty Star Gold Corp.
Commission File Number 000-50071

Dear Sir and/or Madam:

We have read the statements that we understand Liberty Star Gold Corp. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/Dohan and Company P.A. CPAs

Dohan and Company P.A. CPAs